Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 18, 2002, except for Note 15, for which the date is March 31, 2003, relating to the consolidated financial statements of Susquehanna Media Co., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
April 30, 2003